Energy XXI Gulf Coast, Inc.
Announces Pricing of $750 Million Offering of Senior Notes

HOUSTON – Dec. 3, 2010 – Energy XXI Gulf Coast, Inc. (the “Company”), the operating subsidiary of Energy XXI (Bermuda) Limited (“Energy XXI”) (NASDAQ: EXXI) (AIM: EXXI), today announced the pricing of its private placement of $750 million of 9.25% senior unsecured notes due 2017 (the “2017 Notes”).  The Company had initially targeted an offering of $700 million of the 2017 Notes, but upsized the offering based on investor demand.  The 2017 Notes were sold at 100% of par to yield 9.25% to maturity. The offering is expected to close Dec. 17, 2010, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering, together with borrowings under its revolving credit facility and cash on hand provided by Energy XXI’s recent equity offerings, (i) to finance the previously disclosed purchase of certain shallow-water Gulf of Mexico shelf oil and natural gas interests from ExxonMobil, (ii) to repurchase or redeem its 16% Second Lien Junior Secured Notes due 2014 and (iii) to redeem $47.6 million of its 10% Senior Notes due 2013.

The 2017 Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135C under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the 2017 Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the 2017 Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Neither Energy XXI nor the Company assumes any obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. Energy XXI’s  properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.  The Company is an indirect wholly-owned subsidiary of Energy XXI.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence	James Henderson
Vice President, Investor Relations and	jhenderson@pelhambellpottinger.co.uk
Communications	Mark Antelme
713-351-3006	mantelme@pelhambellpottinger.co.uk
slawrence@energyxxi.com	+44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/
Jeremy Porter – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7107 8000